Exhibit 16.1

July 7, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Ensysce Biosciences, Inc. (formerly known as Leisure Acquisition Corp.) under Item 4.01 of its Form 8-K dated July 7, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Ensysce Biosciences, Inc. contained therein.

Very truly yours,

Marcum LLP